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On February 23, 2004, Michael D. Eisner, Chairman of the Board of Directors and Chief Executive Officer of the registrant, Senator George J. Mitchell, Presiding Director of the Board of Directors of the registrant, Judith L. Estrin and Raymond L. Watson, members of the Board of Directors of the registrant, and Thomas O. Staggs, Senior Executive Vice President and Chief Financial Officer of the registrant, participated in a conference call moderated by Glass Lewis & Co. Portions of the conference call may be deemed “soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

OPERATOR: Good day, ladies and gentlemen, and welcome to the Glass Lewis Proxy Talk conference call. All lines have been placed on a listen-only mode for this call. Institutional investors that would like to ask questions of the participants may do so by emailing them to proxy talk at proxytalk@glasslewis.com.

As a reminder, this conference call is being recorded. At this time it is my pleasure to turn the call over to your host, Abe Friedman, Chief Policy Officer of Glass, Lewis & Co. Please go ahead, sir.

ABE FRIEDMAN, CHIEF POLICY OFFICER, GLASS, LEWIS & CO.: Good afternoon, everyone, and thank you for joining us. Welcome to Proxy Talk.

Before we get started, I’d like to remind everyone that Proxy Talk should not be considered a solicitation of proxies. No permission has been sought or will be sought from the Securities and Exchange Commission to do so. This call is for informational purposes only and should not be construed as providing any investment advice.

The views of our guest speakers do not necessarily reflect the views or policies of Glass Lewis. Glass Lewis makes no representation regarding the accuracy, completeness, or reliability of any statement, information, opinion or view presented by its guest speakers.

The subject of our call today is the upcoming election of The Walt Disney Company board of directors. We are very pleased to have with us in our offices Disney’s Chairman and CEO, Michael Eisner, Disney’s CFO, Tom Staggs, Disney Director, Judith Estrin.

Also joining us by phone are Disney’s presiding director, Senator George Mitchell and fellow Director, Ray Watson. Mr. Watson, as you all know, is retiring from the Disney board with this election. Also with us in the room is Wendy Webb, Disney’s Senior Vice President of Investor Relations.

As you’re aware, two former directors, Stanley Gold, and Roy Disney, are recommending that shareholders withhold votes from directors Eisner, Mitchell, Estrin, and Bryson. Mr. Bryson could not be with us today. Mr. Gold and Mr. Disney joined us on a call last week to discuss their views, and today we’ll hear from the company and its directors.

As you’re aware, the purpose of Proxy Talk, which began last year, is to provide a forum for institutional investors to come together to regularly discuss pertinent proxies and proxy-related issues. The discussion on Proxy Talk helps inform our voting recommendations and perhaps more importantly allows our clients to listen and learn from the views and questions of one another.

Greg Taxin, Glass Lewis’ Chief Executive Officer, will lead our discussion today. Joining him in the questioning will be Kevin Cameron, Glass Lewis’ President, and Britt Wedereit, one of our analysts. If you’d like to ask questions or make comments on today’s call, please feel free to e-mail us at proxytalk@glasslewis.com at any time during the call.

If you want your e-mail to remain anonymous, you must put “anonymous” in the subject line of the e-mail. Please e-mail us early in the call so we can fit your questions into the dialogue as appropriate. With that, I’d like to turn the call over to Greg Taxin, our CEO.

GREG TAXIN, CHIEF EXECUTIVE OFFICER, GLASS, LEWIS & CO.: Thanks, Abe, and thank you all for joining us today on the call. Senator Mitchell, if I may start with you, in the past, the Disney board of directors has come under some criticism for its corporate governance.

I think “Business Week” had labeled the board one of – one of the worst in the country for some period of time. Since then you’ve undertaken a lot of actions to reform the board and its corporate governance, and I was hoping you might walk us through some of those changes that you made and why you made them.

GEORGE MITCHELL, FORMER UNITED STATES SENATOR AND MEMBER OF THE BOARD OF DIRECTORS, WALT DISNEY COMPANY: Well thanks, Greg. I appreciate the opportunity that this call presents us to answer the questions that you’ve raised and others.

Like most boards across the country, ours is working diligently to try to strengthen our governance practices to keep abreast of and in our case ahead of the changes that are occurring as the result of recent developments, which we need not go into here. We want to stay focused on what we see as our principal mission, which is to protect the interests of shareholders and to enhance shareholder value.

Now several boards, including ours, have taken a number of steps recently, but our actions go back several years. And during that time, with our Chairman, Michael Eisner, and the full support of the board, we’ve made a number of changes, and I’ll describe just a few of them now.

In 1996 long before the New York Stock Exchange required it, we adopted a set of corporate governance guidelines. In the following year we approved a plan to destagger the election of our directors so that shareholders could vote annually on all board members. And a couple of years later, in 1999, we allowed the company’s shareholders rights plan to lapse.

In 2002 we retained Ira Millstein, who I think you know is a widely recognized governance expert, and we held a series of meetings with his guidance and with a great deal of discussion among members of the board. We made a number of changes, all intended to ensure independence, to align directors’ interests with shareholders and to ensure that all board members are active and fully engaged.

And one important result of that is that not only have our procedures changed but our board has changed. Now we’ve reduced the size of the board. We mandated that a substantial majority of our directors must always be independent, going beyond the requirement of the New York Stock Exchange, which has just been adopted, which as you know, requires just a majority.

In the past 24 months, we’ve had a turnover of half of the board. As of the annual meeting coming up next week, the board will consist of 11 directors. That’s down from 16 last year – or in 2002. Eight of them or 73 percent will be independent. And our committees, audit, compensation, and governance and nominating, are now made up entirely of independent directors.

We think this gives us a good balance between directors with long experience at Disney and what you might call new blood with fresh perspectives. Now included among the changes we’ve made is the designation of a presiding director, and the board asked me to serve in that capacity.

I recognize that I have a special responsibility, and I assure you that I take it very seriously. I chair all of the board’s executive sessions without management present, and I participate actively and approve the agenda and all of the information that’s to be – to be provided to the board members for all of the meetings. And I’m consulted and provide advice on the selection of committee chairs and other matters.

GREG TAXIN: Senator Mitchell, if I – if I may just interrupt with a – with a question here. You noted that in 2002 the company retained Ira Millstein to do some work. He in his Senate testimony in February of 2002 in front of the Senate Banking Commission said that he believed strongly in a separate chairman from CEO. And he thought that was important.

GEORGE MITCHELL: Yes.

GREG TAXIN: So I was hoping – maybe Ms. Estrin, you can help us just to

GEORGE MITCHELL: No. I’ll respond to that directly.

GREG TAXIN: Yes. Why did this board instead choose to have a presiding director, and why do you think that structure is optimal for the company?

GEORGE MITCHELL: Mr. Millstein and the members of the board debated that at considerable length. And he advised the board that we not at this time divide the positions. He took the view that where you have an existing chairman and CEO that the appropriate time to make a change was when a transition occurs, which would be, of course, when we – when the current contract of the CEO expires, assuming we want a change then.

That would be the time to do it. And so we actually did this on his advice. And we felt that the creation of the position of presiding director was an effective interim step, leaving us open to move to the division should we so choose at the time that there is a transition.

GREG TAXIN: OK. That’s very helpful. One other change that you made – I’m not exactly sure when you made it – I think it was in the same 2002 time frame – is you adopted a mandatory retirement age for directors. And you chose 72 at your number, which I note for the record is not a round number. So I guess I’m curious. I know, Senator Mitchell, you’re 70.

GEORGE MITCHELL: Right.

GREG TAXIN: Roy Disney at the time you adopted the 72 mandatory retirement age was 72. Why 72, why not 70, why not 75?

GEORGE MITCHELL: Well, of course, any number chosen could be defined as arbitrary. The fact is that Disney adopted a retirement age in 1974, 30 years ago, and has twice reaffirmed it. And every member of the board at the time the votes were taken supported the retirement policy. That included, of course, Mr. Disney and Mr. Gold.

Now some argue that 70 is a better age, some 75. This was a consensus product arrived at and reaffirmed twice on the grounds that this is a reasonable position to take in light of the current information about age and what’s the best time to do it.

There are inevitably individuals who ought to go off boards when they’re 62. There are inevitably other individuals who could continue functioning effectively at 82. But we along with most other boards felt that there ought to be a standard policy, and 72 in light of our own evaluation and in light of the experience of other companies around the country seem to make the most sense.

GREG TAXIN: Moving on to more substance rather than form and in your and the board’s recent letter to shareholders, you note that Roy Disney and Stanley Gold participated in many of the decisions they now criticize. I’d like to focus on one of those, which is the purchase of Fox Family Channel, which they have criticized – at least criticized the price paid.

And there is a lot of rumor or information in the press that, in fact, this was a deal that was brought to the company by these two, by Stanley Gold and Roy Disney. Will you comment on that and tell us whether, in fact, not only did they participate in the decision making, but was this their idea?

JUDITH ESTRIN, MEMBER OF THE BOARD OF DIRECTORS, WALT DISNEY COMPANY: So, let me jump in a minute on not the specifics of this and we can see whether others want to comment on who brought the idea. I mean, in general, talking about specific votes, specific discussions within the board room externally is not something that should be done by any board. We want transparency and openness, but in terms of who exactly brought what deal, I think, is a discussion that we don’t necessarily want to get into.

Let me take this opportunity now to say one additional thing to what Senator Mitchell was talking about. I think there have been articles written – there are two, I think, trends in terms of governance and governance improvement. One are structural changes, and they are very important and that’s what Senator Mitchell talked about and the New York Stock Exchange has been talking about.

There also is a second part which you can’t talk about in terms of process and structure, and that is board culture and how does a board actually operate when you get into these discussions, and I just want to add, I’ve been on the board since 1998.

I’ve been in a number of board rooms, whether it’s FedEx, Rockwell, Sun, my own company, Cisco, and I have – no other company I’ve seen is more open. Other companies are maybe as open, or as more open to discussion and rigorous discussion led by the chairman and the other board members, so I think that in all of these things, whether it’s Fox Family or others, there is lots of discussions, lots of openness.

The other thing that I think is very important in the transition of the board is the diversity of the board, and here I’m not talking about diversity just in terms of cultural expertise or sex, I’m talking about diversity of expertise and I think one of the strengths the board has today, if you look at it, is the diversity of expertise from different industries and different perspectives and it is the combination of those perspectives with active discussion that really I believe leads to the right culture in the board and the right decisions.

And so again, I’ll let somebody else talk about specifically Fox Family if we want to add to it, but every single decision the company makes of that magnitude, the board members are actively engaged in, actively discussed and vote on and ultimately, you know, help, we hope, set the strategic discussion – the direction of the company. So, I don’t know if you want to jump in here, Michael, but . . .

MICHAEL EISNER, CHAIRMAN & CEO, THE WALT DISNEY COMPANY: Well, I think the acquisition strategy over the last decade or two for Disney has been, you know, very strong. We are very conservative. We do not try to follow the euphoria of any moment or on the opposite, too timid if the moment is correct. I think the Capital Cities

ABC acquisition in ‘96, there’s nobody who can say that wasn’t a very strong acquisition for us.

I have to take responsibility for those for that are good, but maybe in retrospect were too expensive. Fox Family is the last piece of beach front property in the nationally distributed cable – basic cable universe and the company has been looking strategically at these kinds of things for years. The entire board was 100 percent unanimous in the acquisition of Fox Family.

Certainly Mr. Gold was a giant advocate of it. He felt that we were kind of paralyzed during this euphoria that went on and were not making – were not joining the group. We were much – we were hanging back and he consistently thought there were aggressive opportunities out there. I wouldn’t say that he was more or less enthusiastic than the management and the other members of the board. Propitiously for, I guess, the Company, one of his closest friends was the seller of Fox Family, so we analyzed it.

We looked at it. He was helpful in being a conduit between management and the seller and we together made an acquisition, but shortly after the acquisition was made, the advertising community became more interested in cable networks that were strategically defined, like ESPN or, you know, the very rifle-shot kind.

And the basic USA Family type of basic cable network somewhat became out of favor, and we are working very hard, creatively as we do with the Disney Channel, that has now gone from 15 million to 80 some odd million homes and now absolutely dominates the prime time marketplace for children.

We are doing – trying to do the same thing with Family, and over time the acquisition will appear to be what it was intended to be, which is that last piece of real estate. In the short term, coming out of 9/11 and the advertising community in general having softness, you can’t criticize it, but certainly that and everything else we did in this kind of thing was a . . . . I think – I cannot remember a vote on our board that wasn’t unanimous until – in these kind of big issues – until very recently.

GREG TAXIN: Well, while we’re on the topic of Fox Family, Mr. Staggs, maybe you can tell us – I’ve heard Mr. Eisner say that maybe he paid too much. I think you – I think you’ve shared that in the past, at least it seems to me there are analyst reports suggesting you shared that in the past. The company has never taken a write down of the good will associated with the Fox Family Channel acquisition. Should you have? Might you in the future? Might this lead to a restatement of some past financial report?

THOMAS STAGGS, CHIEF FINANCIAL OFFICER, THE WALT DISNEY COMPANY: Well, I hate to state the obvious, but if the company believes it should take a write down, it would obviously take a write down. The – our cable businesses are run as an integrated set of businesses and are evaluated for balance sheet purposes on the same basis.

So I think Michael’s comments are not adverse to that judgment. At the same time, we continue to focus on that business, and as Michael said, at least over time, we’ve got quite a valuable asset there. It is taking somewhat longer than we had hoped initially to get it where we think it should be.

GREG TAXIN: OK. Ms. Estrin, could you tell us when you, as a board member, first learned of the Comcast approach and then what the board did after learning?

JUDITH ESTRIN: So, again, not to talk about details within the deliberations, but I will say that I found out about it, I think, very soon after Michael got a call and I think that this is symbolic of how the board communicates in general, which is a lot of frequent communication and, you know, we obviously had a series of discussions amongst the board members about this resulting in the press release everybody can read on the topic.

So I think that this is, and Senator Mitchell and Ray Watson can add to this, this is no different than any other significant issue that the company, I believe, has gone through, which is typically we discuss things that could happen way before they do happen. When they do happen we hear about it immediately and then we deliberate and decide as a board?

GREG TAXIN: So the board was informed well before the Wednesday press release by the Comcast people?

GEORGE MITCHELL: If I could address that.

GREG TAXIN: Sure.

GEORGE MITCHELL: This is George Mitchell. Could I address that?

GREG TAXIN: Yes, please.

JUDITH ESTRIN: Yes.

GEORGE MITCHELL: Every member of the board was informed and aware of the fact that a phone call might be made so that the call was not unexpected and all members were aware of, I guess, what I will call the interest. Mr. Eisner responded in accordance with the wishes of the board.

As soon as the bid was made on Wednesday morning, we convened a meeting. The meeting began just a couple of hours after the bid was received and made public. We, the members of the board, directed the management and those advisors who had already been retained and those who were to be retained to conduct a thorough and searching analysis and review and to report back to the board.

That was done. The board met the following Monday evening, considered it at some length and then issued the public statement rejecting the offer and saying other things, of course, which you’ve seen.

GREG TAXIN: Mr. Eisner, maybe you can – well, let me back up. I think Brian Roberts’ letter to you, which was then made public on Wednesday says that he phoned to express his interest in having discussions and that you didn’t – and you expressed disinterest in having discussions. Could – maybe you could tell people why you – why you and the board or why you don’t feel that having conversations with them are in the interest of – in the interest of shareholders.

MICHAEL EISNER: Well, I think Senator Mitchell really kind of answered that. There have been some indirect vague conversations that led us to believe that this phone call could happen. Every board member was made aware of those conversations either by Senator Mitchell or myself. Because we were led – had some sense that they were going to come, we crafted the response before the telephone call was made. The response was vetted with three outside advisors.

We discussed the response extensively and when I happened to be sitting at my desk when Mr. Roberts called and I put the response up on the computer and gave it word for word as for what we had discussed that would be and the subject was immediately changed by him and we went and that was the end of the call. So this was completely vetted. Fortuitously, I was there. I could read it, which I sense he may have sensed. And two days later the letter was sent.

GREG TAXIN: A noted writer has said – I’ll quote this, “Entertainment analysts generally agree that a linking of these two companies will produce heightened opportunities for synergy and production programming and distribution that neither could achieve alone.” This actually wasn’t written about a potential Comcast and Disney combination, but rather, actually, it was in the Walt Disney Company’s annual report in 1995 or maybe ‘96 about CapCities/ABC and Disney coming together. And, in fact, Mr. Eisner, you were on CNN at the time and you said, “There is obviously the synergy of Disney’s intellectual product appearing on ABC’s distribution systems.” And I guess my question is this: is there a similar synergy to be obtained here, and if so, why wouldn’t you want at least to meet to talk about what those potential synergies are?

MICHAEL EISNER: Well, I’m not going to discuss the potential with any specific company. We received an offer that was significantly below market and the board decided that no matter what the synergies may or may not be, that it was – that the Disney shareholders were not being appropriately compensated if there was to be an offer.

We made, if you go back through some history here, we made the Capital Cities ABC acquisition over making a CBS acquisition, which was also offered to us at that time because Capital Cities ABC owned ESPN, Lifetime, A&E, History Channel and so forth. We were buying basically content.

In addition, ABC was long since then – was over being a monopolistic or oligarchisitic, if that is the word, operation and we were not – we were not aligning ourselves with any position that we thought enhanced distribution, but otherwise enhanced synergy between our two companies.

We liked ABC News and ABC Sports and ABC and we thought we could take the daytime soap operas, which I happen to know that ABC owned, because I bought them when I worked at ABC, so we could make a thing called SoapNet in the cable universe, which is becoming extremely successful. We thought having the Disney Channel further reach on Saturday Morning on ABC was a good alignment.

We did not try to – we’re still strongly interested in distributing our product in movie theaters and home video, on cable and elsewhere, so yes, I suspect you’re reading my statements correctly from ‘96 or 97, whenever that was, but the story was much bigger and broader then than distribution.

JUDITH ESTRIN: Can I just add in two things? I mean, one is, and I think from what Senator Mitchell said and what Michael said, the board clearly is looking at this and will make a decision to maximize shareholder interest over the short and the long term, not – we are not, you know, this is not out of stubbornness. This is not out of wanting to be independent or not.

We are, you know, Michael responded as did our press release with the board’s fundamental belief about where we are as a company and how we feel about our prospect going forward, but we will – have also stated and will continue to state that we do this in the context of looking at shareholder returns and that is what is driving it.

The other thing I just wanted to say, as one of the technologists on the board, is a lot has changed since the Cap Cities ABC acquisition was done and I think that without making a strategic comment, when you look at strategies over time and look at whether it’s distribution strategies or content strategies, the evolution of technology has a huge impact on what decision you make and what the right strategy.

One of the things that I have certainly been very active in and am very pleased to see having since joining the Disney board, because it’s something I feel is very important is a company like Disney has to be technology aware, really understand where the technology is going and figure out how to best leverage that because the only way Disney stays relevant for the next 10 years is by embracing the right technologies at the right places.

And if you make the wrong assumption about technology now or are blind to technological changes, you can really take a step in the wrong direction, so I think that when you look at these strategic issues, you can’t look at a decision that might have been or a statement that was made, you know, 10 years ago and necessarily apply it to today.

MICHAEL EISNER: In responding to your question about the kind of the underpinning of many of your questions about how the board or management operates, I think a good person to talk to would be Ray Watson because he has been on the board for maybe 30 years and he has seen changes and the evolution of the way the board works, starting in ‘84. And it may be that Ray is the perfect person to answer that, although any of us can, if you’re interested.

GREG TAXIN: Sure, no, of course. Mr. Watson, do you want to chime in there?

RAY WATSON, MEMBER OF THE BOARD OF DIRECTORS, WALT DISNEY COMPANY: Well, I think it’s been expressed very well what is going on now. I mean, it’s reminiscent, unfortunately, of ‘84 when I was chairman of the company and Roy Disney resigned from the board and there was all kinds of rumors about companies that were suddenly interested in the Walt Disney Company.

And, you know, and I had a number of phone calls or attempted phone calls by different companies that wanted to come in and say, “Well, wouldn’t it be interesting if we talked about our mutual company together” and it wasn’t even time to have deliberation with regard to the strategy of it and so forth.

I think Judy has expressed it well here that, in fact, in terms of a phone call from a CEO of a distribution company does not necessarily mean that you’re immediately going to have a meeting because there is lots of phone calls like that.

But the most important thing is that what Michael did was inform the board of not only the phone call, but of the rumors prior to that because there was rumors running around prior to that, so therefore people were talking and that was the call, again reminiscent of what I went through in ‘84.

GREG TAXIN: So that’s a helpful perspective. While we have you, Mr. Watson, let me just ask you one other thing on a totally different topic. In your current proxy you disclosed that the auditors have done a substantial amount of tax work for the company in addition to their audit work and I would like to know whether the audit committee has looked into whether that audit firm has done tax work for the executives of the Disney company.

RAY WATSON: I’m not sure I understand the question. What . . .

GREG TAXIN: My question is whether or not the senior executives of Walt Disney are getting tax advice from the auditor of the company.

THOMAS STAGGS: Yes, we – this is Tom.

RAY WATSON: I’d rather have Tom Staggs answer.

GREG TAXIN: OK.

THOMAS STAGGS: Yes. The fact is that Pricewaterhouse did not provide tax advice to the executives of the company, at least to my knowledge and to the extent of the executives that you see on the property.

GREG TAXIN: Right.

THOMAS STAGGS: So we know of no such tax advice. And . . .

GREG TAXIN: One other . . .

THOMAS STAGGS: The tax work that they’ve done is tax compliance, et cetera, it’s not – any amount in the area of tax consulting is de minimus, if any.

GREG TAXIN: I see. One other question for Mr. Watson, who, I guess was an audit committee member until very recently. The disclosures also in the proxy say that your auditor has done some substantial work on internal controls and my question for you, Mr. Watson, is: having them perform consulting work on internal controls seems to put them in a bit of a conflicted position when the audit comes around.

And now they need to pass upon whether or not those controls are, in fact, appropriate and proper on behalf of the shareholders. As I think Kevin said earlier this morning, every mother thinks her baby is beautiful. You know, did the audit committee consider that and how did you get comfortable having your public auditor do consulting work on internal controls?

RAY WATSON: Well, let me – let me tell you what my recollection of it because we have many, many discussions on the subject over many, many years. It’s a process that’s been taking place over many years. The Pricewaterhouse was the recommended party to do the work based on their experience of that kind of work and the work at the Walt Disney Company.

But over a period of time, the conflict, or the perceived conflict as I rather refer to as the perceived conflict of doing the audit work and doing that kind of advisor became to the point where, in fact, we informed and Tom can give you the exact dates, informed them that we would no longer proceed with them if they were going – if the form of the portion of the Pricewaterhouse company that was doing that kind of advisor work were going to continue on in connection with the auditing firm and they did, in turn, did separate it, but we did inform them if they didn’t separate that we would then go to somebody else to finish the work.

GREG TAXIN: Right. But I – that, I think, was the IT consulting work that they had done for you in some – in some prior years. I’m talking about in this very last fiscal year, there was an internal control project that they undertook for you. I know that there are a lot of other companies in the S&P 500 that have had those sorts of consulting engagements have generally gone to a different accounting firm to have someone else design their internal controls and leave their public auditor in a position to then opine on them.

THOMAS STAGGS: Well, our internal controls have been in an ongoing process of design, as you put it, for many years, that predates Sarbanes-Oxley and certainly as we’ve gone through, there have been very minor changes to the control environment as a result of that because the controls were up to speed. Now, there are Sarbanes-Oxley compliance issues that we have to go through. Pricewaterhouse has been helping on that.

They are best positioned to do so, but so you know, the management audit function, the internal audit function is also supplemented for us and that’s the cross check and we have a separate accounting firm that does that cross check through management audit so that we do have the other voice, if you will, looking in, confirming that the control environment is as it should be, et cetera, so while the bulk of the work in terms of going to the Sarbanes-Oxley compliance has been with Pricewaterhouse, we do maintain that dynamic cross check that you suggest is warranted in these situations.

GREG TAXIN: While we’re on topics of financial results and accounting and so forth, in this first quarter press release, you described the results as “powerful evidence of the strength of the company and its management”. In fact, earnings were substantially up to 33 cents a share over, I think, it was eight cents or – no, five cents a year ago and there was something like $688 million of net income, which is I think more than half of the net income generated in fiscal 2003.

Now, all that being said, there was simply no operating cash flow generated during the quarter, whereas last year during the fiscal year there was substantial operating cash flow. So, was this really a good quarter from the sense of cash flow into the company’s coffers? And what’s the reason for the delta between operating cash flow and net income?

THOMAS STAGGS: Let me speak to that for a second. First of all, our first quarter is – you can go back in time and look at the first fiscal quarter. Our first fiscal quarter, for those of you on the phone, ends December 31st.

That is historically a low cash flow quarter for us. And, in fact, this year in the first fiscal quarter we delivered substantially better cash flow than we did last year in the first fiscal quarter. So, in fact, that – the – in that aspect the quarter was equally improved over the prior year quarter and if you look back at the years before that.

The reason that our first quarter tends to have lower cash flow is primarily that it’s a quarter in which we make substantial cash payments for some of our biggest programs, mainly the NFL. And since we made the cash payments for the NFL in that quarter – and, of course, the cable revenues are collected throughout the year – that impacts cash flow.

The second thing that we see in the first quarter, quite typically – and it was in spades this quarter – is that we have quite a build up of receivables in the first quarter as a result of the high home video sales. And, as you may know, sales of home video, especially DVDs units this year were up substantially, where we see on DVD units actually double versus the prior year.

And so, those receivables of course build up because we sold the units, but the cash comes in actually later as we collect on the receivables. So, what you will see is the cash catch up later in the year, as has been the case for the last several years. So, it was not a nominal first quarter from the standpoint of the cash flow pattern, but it was certainly a substantially better quarter from a cash flow standpoint than prior first quarters.

MICHAEL EISNER: The first quarter is not an anomaly. It is the definition of return to strong growth. Obviously, everybody knows that the period prior to 9-11 through the build up of the war and all that had a significant impact on tourism. What was good for us in the first quarter is that the improvements, not only in cash but in income, is across the board.

It’s not just the enormous year we had with Pirates Of The Caribbean and our home movie edition in Nemo and all the rest of it. It’s a return of international travelers, domestic travelers. It’s the strength of the advertising market. It’s the strength of ESPN in general. It’s the strength of a new strategy in consumer products.

At one point people thought that all of our strength in the first quarter was going to be out of those big time movies that we had. And I think what pleased most people is it was across the board. It also fares very well for the entire year.

And we have targets going for the next – through ‘07 that show the capital that we put into the business in the most difficult time in the economy, putting moats around our Disney brand, whether it’s the Disney Channel or whether it’s the Disney parks, putting the moat around ESPN, which is getting all four professional franchises.

Whether that strategy in a time which was kind of a rough economy would pay off has now proved that it is paying off. So, I don’t think there’s any way for you to look at that first quarter other than the continuation, which began earlier, of a good direction for our company.

GREG TAXIN: Maybe I can switch to Ms. Estrin, who has come under some criticism from Stanley Gold and Roy Disney on compensation-related issues. And in particular, in our conference call, and I think more generally, they said that they think the pay for management and for Mr. Eisner in 2002 and 2003 was unjustified. So, I was hoping you might spend a moment to tell us how you arrived at those numbers, what help, if any, did you get from outside, advisers, and how comfortable are you with the decisions that you made.

JUDITH ESTRIN: So, just as a little bit of background, I took over as chair of the comp committee towards the end of 2002, so in the December timeframe in 2002. And the fall right after the end of the fiscal year is when we go through the bonus process and looking at bonuses of executives as well as the rest of the company. When I came in and took over as chair – and I had been on the comp committee for a year before that.

Let me make a couple of broad statements and then a couple of other ones, which is it is very clear to me and that prior to my taking over – and have continued under my stewardship – that the comp committee is very focused on looking at paying for performance. If you look at Michael’s original contract when he first came into the company and the ratio of base versus stock, it was all about paying for performance. And that has been the philosophy of the company since the beginning.

One of the things that I found when I came in as chairman, because of everything going on in corporate America – and, again, this was 2002 – was that we felt we needed to put a little more formalized process in place around how we did some of the bonus allocations and came to the decisions and put a little bit more transparency in terms of how that was described in the proxy.

So, I would say that one of the things I’ve been focusing on – we did hire an independent consultant to work for the committee. And one of the things that we’ve been very focused on, again, is making sure that our processes, procedures and transparencies are up to best practices of what the shareholders expect today. But I also want to say that I think the basic premise of pay for performance is something that was there before I came into play.

If you look specifically at 2002, we were coming off of the year in which the 9-11 impact was the most felt. And clearly it impacted Disney more than even some of the peers that we compare Disney to because of the theme parks. Many of the entertainment companies don’t have the theme parks in terms of the percentage of their income and cash flow coming from that.

And when we looked at the performance of the executives we felt that – first of all, we did make the 162(m) target, so we had to set a target a year before and we did make it, which allowed us to enter into the discussion of what bonus was going to be paid. And then we look at all sorts of parameters of performance when we allocate bonuses.

We look at stock price. We look at earnings per share. We look at cash flow. We look at return on investment. We look at a number of parameters, not just one parameter and coming up with that performance.

And we felt, sitting there at the end of 2002, that although clearly the company had a very difficult year there were certain elements that were under their control and a whole set of elements that were not under their control and that actually the company had led through that difficult time very well. So, Michael and Bob as well as Tom and Peter Murphy and the rest of the executive team had done a very good job managing the company through the abrupt change in the economy.

That said, Michael did not take – get a cash bonus at the end of 2002. We decided that given the company had not done well in the share, looking at the share price, that symbolically – and Michael was one of the first to acknowledge that he thought this was the right thing to do – he did not get a cash bonus. We gave him $5 million in restricted stock units that vested over a two and a four-year period. And part of that . . .

GREG TAXIN: If I could pause you just one second. In that proxy there’s two different descriptions of how you arrived at restricted stock. One says that Michael requested it – excuse me, Mr. Eisner requested it, and the other says that the comp committee determined to pay that instead. Could you maybe clarify that for us?

JUDITH ESTRIN: I think this is – first of all, Michael can request whatever he wants. The comp committee is going to decide what he gets. So, this is an ongoing discussion. But I will say that in discussions with Michael he was – I don’t know if he was the first. I don’t remember if I brought it up or he brought it up first – but was – thought it was the right thing to do for him not to take any cash. Now, even if he had wanted cash the comp committee still might have done that, but there was consensus on that issue.

The second piece that I think was very important to us as a comp committee at the time is that all of the stocks that Michael originally got essentially was vested. So, sitting there in 2002 if you wanted to make sure that he had incentives that were vested over time, his original options pretty much were vested.

And so, we thought granting him restricted stock units that incentivized him to stay with the company, although he has a very large position of stock anyway, to continue to add some evergreen stock units, because unlike some people out there we felt very strongly that we want Michael to continue as the leader of this company. But we felt that the grant and restricted you have to stock in. It was an important way to symbolize that as well as give him some continued incentive.

So, I think we struck the right balance between, say, we clearly need to recognize that this has been a hard year and it’s been a hard year for our shareholders – and we want to recognize that – and still paying for performance.

The other thing I didn’t say is that – two things. One is that Michael’s base is very low compared to his peers in the industry. And so, his package is very heavily weighted towards the bonus. The second thing is that if you look at both Michael and Bob Iger as well as the other executives, we don’t just look at the entertainment industry. They tend to actually be very low on the range compared to their peers in the entertainment industry.

We make sure to look at that as well as the companies not in the entertainment industry that are of similar size because the entertainment industry is typically higher paid. So, we don’t want to use that as an excuse to continue to pay, but that’s who we compete against for executives. So, we try to balance looking at the peers and looking at the other companies at the same time.

GREG TAXIN: One of the other things I noticed in looking at the two proxies is that the disclosure around 2002 compensation is actually different in the two proxies. In the most recent 2004 proxy you disclosed – it’s a fairly de minimus amount of money – it’s $70,000 or $80,000 – of company aircraft use for personal use by Mr. Eisner that wasn’t in the prior proxy statement.

Can you sort of assure us that the current proxy statement includes now sort of all of the compensation elements that shareholders should care about and we would want to know about from a disclosure perspective?

JUDITH ESTRIN: So, without getting into specifics, just because I don’t have all the facts . . .

GREG TAXIN: Right.

JUDITH ESTRIN: . . . of exactly what is there, what we do each year is strive for best practice of transparency to our shareholders. As you know, over the last couple of years best practice has changed. And there are things that were perhaps de minimus or not viewed as material X number of years ago that over the last couple years have become clear that it is best practice to disclose.

So, any disclosure that is made now that wasn’t made a year ago or two years ago is because the views of what needs to be disclosed, what is best practice has perhaps evolved. I will tell you that we absolutely strive to provide transparency and to disclose what we know about and what we are giving in terms of compensation.

GREG TAXIN: OK. All right. I’ll let you take questions. I know I’ve been monopolizing the conversation. We’ve got a bunch of questions from people on the line.

KEVIN CAMERON, PRESIDENT, GLASS, LEWIS & CO.: Let me ask one that is probably either for Mr. Eisner or Mr. Staggs, which is in their press conference talking about the deal – their proposed deal, Mr. Roberts and Comcast Cable President Stephen Burke, as we all know you know, promised that they could increase Disney’s cash flow by $1.2 billion in the coming three years or so, which is obviously a significant improvement over what you’ve projected. The question really boils down to is what do they see that you don’t? Or are they simply riding the backside of the 9-11 turnaround that Mr. Eisner referred to earlier?

MICHAEL EISNER: I think – this is Michael. I think we will stick with what we’ve already said. They presented an offer that was below market. And it’s not really in the interest of our shareholders to carry a conversation with them further.

That said, I would suggest you look to the analysts out there who have commented on that particular point if you want clarification. But I think for us it would be a – frankly, it would be against what the board has so chosen, which is to stick with exactly what the press release said, which the board discussed and decided was appropriate.

KEVIN CAMERON: This is somewhat on the point, so I may get somewhat the same answer. But quite a few people have written in saying that Mr. Roberts seems to have a habit of getting his way even with, shall we say, unwanted targets, pointing at QVC and AT&T Cable as sort of the most obvious examples. How are you different?

MICHAEL EISNER: I don’t think any CEO or any executive or any husband gets his way all the time. That’s my answer.

JUDITH ESTRIN: Let me just – it’s not so much an answer to this question but perhaps provides some more context to this. I think one of the ways Disney is perhaps different is that the perception – the difference between perception and reality right now with Disney, I believe, is greater than I’ve ever seen of most companies.

And there’s a number of things going on right now, whether it is a campaign to discredit the company, its board and its management, which has been picked up and discussed and re-discussed and very widely written about because Disney is such a big brand. And so, therefore, everything that is said gets amplified.

And so, I think there is perhaps a perception of weakness on behalf of the company which in fact – and as you’ve seen from whether it’s our earnings results or whether it is the statements that the board has made – that are perception and not reality. And so, I think in this case, if people read the press and make decisions based on reading the press, they’re going to be wrong. And that’s not insulting any press person, but there is a lot of innuendo out there that is being repeated that is not reality. And so . . .

GEORGE MITCHELL: Could I just add something to that answer?

MICHAEL EISNER: Please. Please.

GEORGE MITCHELL: The board’s statement made very clear that our decision is to reject the offer that was made. Our paramount concern is shareholder value, in the immediate future and the long-term. We stated specifically that should Comcast or any other company wish to make a further offer that we – that would attempt to meet fully the expectations that we have as to the intrinsic value of Disney we will consider that.

We believe that the current structure is – now represents the best course of action for maximizing shareholder value. But we made clear – and I repeat that should anyone wish to make a further proposal that they believe provides a greater degree of shareholder value we will listen to and carefully consider that.

GREG TAXIN: Senator Mitchell, just a quick follow-up there. You mentioned when you were discussing the many improvements you’ve made on the corporate governance front that you had allowed your poisoned pill to lapse some years ago. Can you – will you sort of commit to us that in fact you won’t put one back in place and don’t have an intention to adopt sort of defensive measures that could have the effect of discouraging either this offer or some other offer?

GEORGE MITCHELL: Well, obviously neither myself individually nor any other person on this call nor all of us collectively have the authority to commit the board to any future course of action. And were we to attempt to do so, I think you would be rightly critical of us for not following good governance practices. However, I will say to you that there’s been no discussion whatsoever by any member of the board or any advisor about taking the course of action you’ve suggested.

MICHAEL EISNER: I will add just one thing to that because, again, in the – in trying to discredit the company or the management – I’ll just say it about me personally. I’m a large shareholder of the company. I have no desire whatsoever to do anything that hurts the future value of the Disney stock.

I would never recommend to the board as management and hopefully as a board member would never accept a recommendation that in any way would create a situation that reduced the value of the company, whether that means by a bare governance practice or a stupid acquisition or anything that would do anything that – and never have – and never have, and that much I could commit as management. I can’t speak for what the board would do, although I think we have a very intelligent board.

KEVIN CAMERON: Let me point out for the record that Mr. Eisner is wearing his allegiance to the company, in reality, in the form of an abstracted Mickey Mouse on his tie.

MICHAEL EISNER: I thought this may have been video, and we’re always trying to sell consumer products.

KEVIN CAMERON: One follow-up question, and it’s perhaps best directed to you, Ms. Estrin. On the talent front, there’s been a lot of talk about lack of a succession plan. Certainly a lot of the shareholders that have written in today have been concerned about a talent exodus, and how, in fact, that does affect any succession plan. Could you talk on that for a few minutes?

JUDITH ESTRIN: So, let me talk about my perception from a talent perspective. I don’t know if you also, then, when I’m done, want Senator Mitchell to talk about succession planning from a process.

But I think that companies that are as strong as Disney, both grow great executives for themselves, as well as grow great executives for the rest of the industry. And you look at any large, successful company, and that is true.

So, certainly, there have been executives that have left to go other places. There is in – from my perspective, and I, you know, think many of the board members will – or all the board members will agree with this – but there is also a great bench strength. And there is a set of very strong executives at various levels.

And one of the things, for instance, you asked about the comp committee, that we recently put into the comp committee’s charter was to make sure that along with the succession planning that’s done at a board level, which specifically talks about CEO succession, that we’re putting the right emphasis on leadership development for the executives that create the pool for succession planning.

So, I think this is, again, one of those examples of the difference between perception and reality. Yes, there have been some strong executives that have gone on to be strong executives elsewhere. And hopefully to – some compete with, but some partner with Disney. But there is also an incredibly strong team in place, starting with Michael and going down multiple levels. And I think we feel very good about that.

GEORGE MITCHELL: I’ll just comment on the process part of it. The board, in the nine years that I’ve served on it, has regularly discussed succession. What we’ve attempted to do in the past year is to make it more formal, more structured and more intensive. And that’s what we’ve done.

At our board meeting in January, at my request, Michael appeared before the board with just himself and the non-management members present, to make a presentation regarding succession for the position of CEO.

Following his presentation, which lasted about 30 minutes, he then left, and the non-management of the board had an approximately 90-minute, detailed discussion, which every member of the board fully expressed a point of view. It was not an effort to reach a decision, but to have an in-depth discussion.

In April we’ll have a two-day meeting. On the first of those days, we will have a continuation of that discussion, which we estimate will take another 90 minutes to two hours. And on the second day, we will have a similar discussion about the several top executives just below Michael’s level, the top eight or 10 executives in the company.

I’ve served on other boards over a long period of time. And I’ve discussed this with several of our Disney board members, who have also served on other boards. And none of us can recall a process as detailed, as exhaustive, as involving every single board member, and we intend to do this on an ongoing basis.

JUDITH ESTRIN: I just wanted to add one thing, when you asked about talent. The two things that are being said out of there. One is executive drain. The other, I think, a perception, which doesn’t equal reality out there, is that of a creative drain from the company.

And I think there also, one needs to recognize, starting from the top with Michael, who – his strength as an executive is not just as an executive, but it’s the creative side that, if you listen to people who talk about his career, has really helped to bring Disney to where it is – but throughout the company.

And there is an incredible amount of creativity within the company that, for whatever reason, is not recognized, or as recognized publicly, not just through partnerships. Partnerships have been a very important part to the company, and will continue. But there also is an incredible strength of talent on the creative side, in addition to the executive side.

RAY WATSON: Let me – this is Ray Watson – let me just sort of reinforce that, because my long association with The Irvine Company is, again, an example of trying to create a new town, the kind of management you need there.

Well, Walt Disney is similar to that in certain respects. It’s not like any other company out there to which you can get somebody who has come up through the ranks, of the MBA, run a large company and understands the financial ramifications of such a job.

In addition to that, that is something that is very important, because it is a business and there are shareholders to be – who own that company. But the creative aspect of that company is terribly important in terms of its reputation and its substance. Now, at the same time, and part of, I think, the rumor mill that goes around about losing some people, or goes around certain parts of the company at different times and different cycles, one of which is animation.

As we have moved from one way of making animated films to another way – as the industry has – of making other – other ways of making animated films, such as is done at Pixar, such as is being done at Disney in terms of computer animation, there are certain members of the creative community who no longer are as facile in doing that, and who chose not to become involved in that. And those people have left.

That does not mean that there is a drain, although there is a nostalgia about it. There’s a nostalgia at various kinds of ways. Well, so-and-so has been with us for 30 years. He’s one of the great animators around. And there’s not an animated film for him to work on.

So, but the important point to remember here is that you have somebody who heads this company, whoever it is, who reflects upon that and understands that, and who, in turn, is respected by the creative part of the community.

And I don’t know of anybody that’s better at that than Michael Eisner. And there’s going to be a successor to him someday. And I think it’s very important, whoever is selected for that successor, part of what the board needs and does address themselves, to have somebody who has those common skills to that.

GREG TAXIN: Great. Well, we really appreciate you guys taking the time to come to the office and engage in the dialogue. I think – I hope it’s been valuable for our clients who are on the call. We’ll know soon. We manage to get lots of feedback, and we encourage you to e-mail us with your feedback. And I know Abe has a few last, important things to say before we close the call. But thank you, all, very much.

ABE FRIEDMAN: Thank you everybody for joining us today. The company has asked me to read a statement at the end of the call, which I’m going to do right now, and I want to thank you all for joining us. Some of the statements made by the Walt Disney Company in this call may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.

Actual results may differ materially from the results implied by these forward-looking statements, depending on a variety of factors, including the general state of the economy and other factors identified in the Walt Disney Company’s filings with the Securities and Exchange Commission, including its most recent report on Form 10-K. The Walt Disney Company undertakes no responsibility to update those statements. Thank you all very much. That concludes our call, and we appreciate you joining us today for Proxy Talk.

OPERATOR: Thank you. Ladies and gentlemen, this does conclude today’s teleconference. We thank you for your participation. You may disconnect your lines at this time, and enjoy your day.